Exhibit 99.1

The Macerich Company Announces CFO Change

Dan Swanstrom Named as Chief Financial Officer of The Macerich Company

SANTA MONICA, Calif., Nov. 6, 2024 (GLOBE NEWSWIRE) — The Macerich Company (NYSE: MAC) (the “Company” or “Macerich”) today announced that Daniel E. Swanstrom II will become the Chief Financial Officer of Macerich effective on November 16, 2024.

“I am very pleased to welcome Dan to Macerich,” said Jack Hsieh, Macerich’s CEO. “Dan brings an excellent background to Macerich with over 20 years of experience in real estate, both as a CFO of two public REITs and as a former investment banker with Morgan Stanley. He has extensive experience in managing complex balance sheets, interfacing with external stakeholders and making capital allocation decisions that drive shareholder value. He will be a great addition to our team.”

Scott Kingsmore, the current Chief Financial Officer, will transition to the role of Senior Advisor effective November 16, 2024 and remain with the Company through December 31, 2024 to assist in the transition.

Mr. Hsieh commented, “I want to thank Scott for his almost 30 years of unwavering service to Macerich and, in particular, for his important contributions in assisting me in developing and refining our Path Forward.”

ABOUT MACERICH

Macerich is a fully integrated, self-managed, and self-administered real estate investment trust (REIT). As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, Macerich’s portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. Developing and managing properties that serve as community cornerstones, Macerich currently owns 45 million square feet of real estate consisting primarily of interests in 41 retail centers. Macerich is firmly dedicated to advancing environmental goals, social good and sound corporate governance. A recognized leader in sustainability, Macerich has achieved a #1 Global Real Estate Sustainability Benchmark (GRESB) ranking for the North American retail sector for ten consecutive years (2015-2024). For more information, please visit www.Macerich.com.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at investing.macerich.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found through social media platforms such as LinkedIn. Reconciliations of non-GAAP financial measures, including NOI and FFO, to the most directly comparable GAAP measures are included in the earnings release and supplemental filed on Form 8-K with the SEC, which are posted on the Investor Relations website at investing.macerich.com

INVESTOR CONTACT: Samantha Greening, AVP, Investor Relations, Samantha.Greening@macerich.com